Exhibit 10.35
TOLL MANUFACTURING AGREEMENT
TOLL MANUFACTURING AGREEMENT (the “Agreement”) effective as of the 18th day of May, 2009 (the “Effective Date”) between BioEnergy International, LLC, a Delaware limited liability company (“CUSTOMER”) and Fermic Sa de CV (“Fermic”). CUSTOMER and Fermic shall be separately referred to hereafter as a “Party” and collectively referred to as “Parties”.
RECITALS
CUSTOMER owns Patents (as defined below), patents pending and Know-How (as defined below) concerning microbial and biochemical processes by which a strain of microorganism was developed and is owned by CUSTOMER (the “Microorganism”). The Microorganism is grown and processed to yield certain amounts of succinic acid in a “broth-like” mixture, as further described on Schedule B (the “Fermentation Product”), which will be further processed using CUSTOMER’S Patents, patents pending and Know How to yield a purer succinic acid as further described on Schedule C (the “Separation Product”).
CUSTOMER wishes to produce Product in quantities for research and future commercial development purposes and, in order to do so, requires access to a facility with adequate fermentation capacity, separation capacity and a trained labor force. Fermic operates a fermentation and separation plant in Mexico City (the “Facility”) which has the capacity required to produce a sufficient quantity of Product for research and future commercial development.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings assigned to them below:
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controls” and “Controlled” have meanings correlative thereto.
“Convenantors” shall have the meaning set forth in Section 15.1.
“CUSTOMER” shall have the meaning set forth in the introductory paragraph.
“Customer Indemnified Party” and “Customer Indemnified Parties” shall have the meaning set forth in Section 9.2.
“Customer Supplied Separation Equipment” shall have the meaning set forth in Section 6.6.

“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Equipment” shall collectively mean Fermenting Equipment and Separation Equipment.
“Facility” shall have the meaning set forth in the recitals.
“Fermenting Equipment” shall mean the equipment used in the Developmental Start-Up phase and during the Fermentation Process.
“Fermentation Product” shall have the meaning set forth in the recitals.
“Fermentation Tolling Fee” shall have the meaning set forth in Section 4.3.
“Fermic” shall have the meaning set forth in the introductory paragraph.
“Fermic Indemnified Party” and “Fermic Indemnified Parties” shall have the meaning set forth in Section 9.1.
“Initial Termination Date” shall have the meaning set forth in Section 12.1.
“Know-How” shall mean all confidential information, know-how and data not disclosed in a published patent, whether or not patentable, relating to the Patented Process.
“Mexican Authorities” shall mean any applicable federal, state or local governmental authority within Mexico.
“Microorganism” shall have the meaning set forth in the recitals.
“MSDS” shall have the meaning set forth in Section 9.3.
“Operations Manual” shall mean the detailed written instructions and specifications prepared by CUSTOMER describing the process for the manufacture, packaging and storage of Product, and provided by CUSTOMER for use by Fermic under the terms of this Agreement.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph.
“Patents” shall mean the patents and patent applications (if any) owned by or licensed to CUSTOMER and any patent or patents issuing there from or thereon, including foreign patents claiming priority under patent conventions, the inventions claimed thereby and any continuations or continuations in part, reissues, substitutions or divisions thereof.
“Patented Process” shall mean the process for manufacturing Product covered by one or more of the claims of Patents.
“Product” shall collectively mean the Fermentation Product and Separation Product.
“Proprietary Information” shall mean any information, drawings, manuals and other documents transmitted or communicated directly or indirectly on behalf of the disclosing Party to the receiving Party and marked confidential or proprietary and any information or data orally described as confidential or proprietary provided that the disclosing Party shall confirm the same in writing to the receiving Party within thirty (30) days from the first oral disclosure. Proprietary Information may include, without limitation, information relating to the disclosing Party’s business and activities, product research and development, marketing plans or techniques, client lists and any scientific or technical information, design, process, procedure, formula, or Know-How (whether or not patentable). The Know-How, including the Operations Manual and the Microorganism, are Proprietary Information of CUSTOMER.
“Raw Materials” shall mean the raw materials described in Schedule D meeting the specifications set forth in Schedule D.
“Separation Equipment” shall mean the equipment used in the Separation Process.
“Separation Product” shall have the meaning set forth in the recitals.
“Separation Tolling Fee” shall have the meaning set forth in Section 5.4.
“Tolling Fees” shall collectively mean the Fermentation Tolling Fee and the Separation Tolling Fee.
ARTICLE II
AGREEMENT TO MANUFACTURE; LICENSE
2.1	Subject to the terms and conditions of this Agreement, Fermic agrees to manufacture Product at the Facility as instructed by the Customer during the Term of this Agreement using the Microorganism, the Patented Process and the Know-How provided by CUSTOMER.

2.1	CUSTOMER hereby grants to Fermic a nonexclusive right and license during the Term of this Agreement, and only during the Term of this Agreement, to use the Patented Process, the Microorganism and the Know-How for the sole purpose of manufacturing Product for the CUSTOMER. Except as otherwise agreed upon by the Parties, (a) all Product manufactured by Fermic shall belong to CUSTOMER, (b) Fermic may not use the Patented Process, the Microorganism or the Know-How to produce the Product other than for or on behalf of CUSTOMER, and (c) no right, express or implied, is granted by this Agreement to Fermic to use in any manner any trademark or any other trade name of CUSTOMER in connection with the performance of this Agreement. Any Know-How or other proprietary information learned by Fermic or Fermic’s contractors in connection with the services being performed by Fermic on behalf of the CUSTOMER under this Agreement shall belong solely to the CUSTOMER and Fermic disclaims any ownership right or right to use such Know-How or proprietary information (except on behalf of the CUSTOMER). Fermic will provide all commercially reasonable assistance to the CUSTOMER in order to properly transfer the ownership of such know-how and proprietary information to the CUSTOMER.

2.2	Fermic shall obtain and maintain all required licenses, certifications and approvals from the Mexican Authorities necessary to authorize and permit (a) the use of the

Microorganism and any Customer Supplied Separation Equipment at the Facility, (b) the manufacture of Product at the Facility and (c) the delivery of Product manufactured under this Agreement to CUSTOMER. Applications for such licenses, certifications and approvals will be made in the name of Fermic, and Fermic, upon request of the CUSTOMER, will furnish to CUSTOMER copies of all such documentation promptly after its creation.
2.3	CUSTOMER shall be responsible for obtaining any licenses or permits required for shipping of the Microorganism from CUSTOMER to Fermic or Fermic’s contractors or for shipping of Product to CUSTOMER or CUSTOMER’s customers. Fermic shall provide commercially reasonable assistance, if requested by CUSTOMER, to the CUSTOMER with respect to CUSTOMER’S above-described obligations.
ARTICLE III
DEVELOPMENTAL START-UP
3.1	The Developmental Start-Up phase shall commence in July, 2009. CUSTOMER and Fermic shall conduct development batch runs at the Facility using the Microorganism provided by CUSTOMER, starting with a 500 liter fermentation run provided by Fermic, with the objective to reproduce the fermentation process as described by CUSTOMER.

3.2	CUSTOMER will provide if requested by Fermic, at no cost to Fermic, a technical representative knowledgeable about the Patented Process and the Know-How to train Fermic’s employees before and during the development batches and to otherwise assist with these batches. CUSTOMER will provide Fermic with a copy of the Operations Manual and such other written or oral information and documents concerning the Patented Process and the Know-How as CUSTOMER considers necessary to permit Fermic to produce Fermentation Product.

3.3	CUSTOMER anticipates that the batch runs listed in Schedule A will be the batches that will need to be conducted during the developmental start-up period. The cost per batch is set forth in Schedule A. The CUSTOMER, in its sole discretion, shall have the right to select the number of batch runs that it performs and the size of the batch runs. In addition, to the cost of the batch runs, the CUSTOMER will reimburse Fermic for the cost of Raw Materials pursuant to Section 6.1.

3.4	Notwithstanding anything else set forth in this Agreement, if CUSTOMER, in CUSTOMER’S sole discretion, determines that it no longer wants to keep conducting development runs because CUSTOMER is not satisfied with the results of such developmental batch runs, then CUSTOMER shall have the right to terminate this Agreement. Upon completion of the batch runs, the CUSTOMER will notify Fermic that the development start-up period is completed and that the CUSTOMER is ready to begin production of Fermentation Product pursuant to Article IV of this Agreement.

3.5	CUSTOMER and Fermic have determined that the Fermenting Equipment is sufficient to conduct the Development Start-Up phase.

ARTICLE IV
FERMENTATION PROCESS
4.1	CUSTOMER and Fermic have determined that the Fermenting Equipment is sufficient to produce the Fermentation Product. Notwithstanding the above, Fermic will be responsible for obtaining a CO2 tank and the CUSTOMER will reimburse Fermic for the actual cost of the Co2 tank. In addition, the CUSTOMER will be responsible for the costs of any structural changes or additions to the Facility that may be needed for the installation and operation of the Fermenting Equipment. All such changes or additions must be pre-approved by CUSTOMER in writing. The cost for changes and additions not pre-approved by CUSTOMER will be the responsibility of Fermic. Fermic will supply the Raw Materials required to produce the Fermentation Product in accordance with the terms and conditions of Section 6.1.

4.2	Schedule B sets forth the amount of Fermentation Product that should be produced based upon the amounts of Raw Materials used and Microorganism used and process and product specifications.

4.3	Excluding the cost of Raw Materials, the CUSTOMER shall pay to Fermic according to the fee structure in Schedule B. To the extent the Fermentation Product does not meet the specifications set forth in this Agreement, the Fermentation Tolling Fee shall be reduced or refunded to CUSTOMER, if the CUSTOMER has already paid the Fermentation Tolling Fee to Fermic, by the pro-rata amount based on the amount of off-spec Fermentation Product produced as compared to the total amount of Fermentation Product and off-spec Fermentation Product produced. In addition, Fermic shall be responsible for paying or refunding to the CUSTOMER, if the CUSTOMER has already paid, the total cost of the Raw Materials used in connection with the production of the off-spec Fermentation Product.

4.4	Fermic will dedicate fermentation capacity at the Facility in the volume specified in Schedule B in order to manufacture the Fermentation Product.
ARTICLE V
SEPARATION PROCESS
5.1	CUSTOMER and Fermic have determined that additional Separation Equipment might be required to conduct the separation process at the Facility. Fermic will use commercially reasonable efforts to locate the needed Separation Equipment within the Fermic organization. If Fermic is able to locate the additional Separation Equipment within the Fermic organization, and such equipment is available, then Fermic will install such equipment at its Facility, at no cost to CUSTOMER. If Fermic can not locate the additional Separation Equipment within the Fermic organization, then CUSTOMER will purchase the additional Separation Equipment (“Customer Supplied Separation Equipment”) needed by Fermic at the Facility in order to produce Separation Product at the Facility. The Customer Supplied Separation Equipment shall be used solely by

Fermic to produce Separated Product for the CUSTOMER. Fermic and CUSTOMER will determine the optimum design for the processing requirements to convert Fermentation Product into Separated Product, locate vendors for the Customer Supplied Separation Equipment, determine whether new or used equipment should be purchased, purchase the Customer Supplied Separation Equipment for installation at the Facility, and work with Fermic’s contractor to install the Customer Supplied Separation Equipment. Other than equipment items included in the Customer Supplied Separation Equipment, which shall be paid for by CUSTOMER, CUSTOMER will be responsible for the costs of any structural changes or additions to the Facility that may be needed for the installation and operation of the Separating Equipment. All such changes or additions must be pre-approved by CUSTOMER in writing. The cost for changes and additions not pre-approved by CUSTOMER will be the responsibility of Fermic. Upon termination of this Agreement, Fermic will give the CUSTOMER or CUSTOMER’s contractors reasonable access to the Facility in order to allow for the removal by the CUSTOMER or the CUSTOMER’S contractor of the Customer Supplied Separation Equipment.
5.2	After Fermic has installed the Separation Equipment, including, if necessary, any Customer Supplied Separation Equipment, the Parties will meet to develop a developmental start up program for the separation process. Upon the CUSTOMER’s approval of the developmental start-up process for the separation process, the separation process shall be governed pursuant to the terms of this Article V. The CUSTOMER shall have the right to use CUSTOMER’S operators at the Facility to produce the Separation Product and use of the CUSTOMER’s operators will be a factor in determining the Separation Tolling Fee.

5.3	Schedule C shall set forth the amount of Separation Product that should be produced based upon the amounts of Raw Materials used and Fermentation Product used and the process and product specifications.

5.4	The Parties shall negotiate in good faith a tolling fee for the separation process (the “Separation Tolling Fee”) which is based upon the methodology used by the Parties in determining the Fermentation Tolling Fee. In no event should the Separation Tolling Fee be above 50% of the Fermentation Tolling Fee. To the extent the Separation Product does not meet the specifications set forth in this Agreement, and in the event that CUSTOMER is not operating the separation process, the Separation Tolling Fee shall be reduced or refunded to CUSTOMER, if the CUSTOMER has already paid the Separation Tolling Fee to Fermic, by the pro-rata amount based on the amount of off spec Separation Product produced by the total amount of Separation Product and off-spec Separation Product produced by Fermic. In addition, Fermic shall be responsible for paying or refunding to the CUSTOMER, if the CUSTOMER has already paid, the total cost of the Raw Materials and Fermentation Product used in connection with the production of the off-spec Separation Product.

5.5	If, prior to the Initial Termination Date, this Agreement terminates for any reason other than CUSTOMER’s breach of this Agreement, CUSTOMER shall have the right to remove the Customer Supplied Separation Equipment (at CUSTOMER’s expense) from the Facility and Fermic will grant reasonable access rights to CUSTOMER or CUSTOMER’s contractors to remove the Customer Supplied Separation Equipment.
ARTICLE VI

GENERAL PRODUCTION; RAW MATERIALS; EQUIPMENT
6.1	Fermic shall provide laboratory facilities and labor at the Facility necessary to manufacture Product, and shall be responsible for purchasing Raw Materials meeting the specifications set forth in Schedule D (other than the Microorganism, which shall be supplied by CUSTOMER). CUSTOMER will reimburse Fermic for the Raw Materials, within 30 days of receipt from Fermic of an invoice for such Raw Materials. CUSTOMER shall reimburse Fermic only for the actual costs paid for the Raw Materials by Fermic. The invoice shall include a copy of all invoices from third parties reflecting the cost paid by Fermic for such Raw Materials.

6.2	The Equipment and laboratory facilities to be used by Fermic must at all times be reasonably acceptable to CUSTOMER and no changes shall be made to the Equipment and facilities used in the manufacture of Product unless approved in advance by CUSTOMER, which approval shall not be unreasonably withheld.

6.3	Fermic warrants that the Equipment, the laboratory facilities and the Facility will be maintained in good condition at all times and Fermic will retain a trained workforce adequate to manufacture Product under this Agreement.

6.4	Fermic shall have sole responsibility for compliance with all applicable laws, including, without limitation, environmental laws and regulations applicable to the Facility and the manufacture of Product and for disposal of wastes. CUSTOMER shall have sole responsibility for compliance with all laws and regulations applicable to the Microorganism and the marketing, sale and distribution of Product.

6.5	Fermic agrees to package and ship Product in such packaging and volumes as CUSTOMER shall instruct. The CUSTOMER shall provide to Fermic the packaging specifications. All shipping and any other directly related costs actually incurred by Fermic in connection with Product packaging and shipping shall be invoiced separately to CUSTOMER, which shall pay the amounts due within thirty (30) days of receipt of the invoice.

6.6	The Tolling Fee under this Agreement shall include storage of reasonable quantifies of Product (excluding Fermentation Product being stored for production of Separation Product) for up to thirty (30) days from the date of manufacture. After that date, Fermic may, at its option, ship the Product to a third-party storage facility. CUSTOMER will pay the reasonable costs of such shipping and storage.

6.7	During the term of the Agreement, the CUSTOMER and CUSTOMER’S consultants and advisors shall have access to the Facility, during normal business hours and upon advance notice to Fermic, to assist Fermic and monitor the fermentation and separation processes.

ARTICLE VII
TOLLING FEES/BILLING
7.1	CUSTOMER shall pay Fermic the Fermentation Tolling Fee and the Separation Tolling Fee, subject to offset as provided in Section 4.3 and Section 5.4. CUSTOMER will separately pay for all Raw Materials purchased by Fermic for use under this Agreement as set forth in Section 6.1.

7.2	Payment of the Tolling Fees and all other charges under this Agreement shall be made within thirty (30) days from receipt by the CUSTOMER of the invoice by wire transfer to the account designated by Fermic. CUSTOMER will pay a 1-1/2% monthly charge on all overdue payments under this Agreement.

7.3	The Tolling Fees will be adjusted annually commencing with the end of each calendar year, according to changes in the US CPI (Consumer Price Index), using January 1, 2009 as the baseline date for measuring such changes.
ARTICLE VIII
CONFIDENTIALITY
8.1	Except as specifically provided by this Agreement, (a) Fermic shall not acquire any right, title or interest in the CUSTOMER Patents, the Microorganism or the Know-How, (b) Fermic shall use the Patents, the Know-How and any Microorganism in its possession solely in accordance with its rights and licenses hereunder and not for any other purpose, and (c) CUSTOMER shall not acquire any right, title or interest in the Proprietary Information of Fermic.

8.2	The receiving Party undertakes not to divulge, or to make accessible, directly or indirectly, any part of the Proprietary Information to any third party for any reason whatsoever, or use the same for any purpose other than for the purposes of performing this Agreement. The receiving Party shall do everything reasonably necessary to prevent the disclosure of any Proprietary Information to anyone who is not entitled thereto according to this Agreement.

8.3	The receiving Party undertakes to limit disclosure of the Proprietary Information only to those of its employees, officers, consultants and/or affiliates who have to be informed for the purposes of performing this Agreement. The obligation of confidentiality as contained herein shall be imposed on the said employees, officers, consultants and/or affiliates. The receiving Party hereby assumes full responsibility for all such employees, officers, consultants and/or affiliates for the preservation of the Proprietary Information.

8.4	Nothing contained herein shall in any way restrict or impair the receiving Party’s right to use information which the receiving Party can demonstrate (a) is in the public domain at the time of disclosure hereunder; or (b) becomes part of the public domain through no fault of the receiving Party; or (c) is received by the receiving Party from a third party, provided that such information was not obtained by said third party directly or indirectly from the disclosing Party pursuant to obligations of confidentiality; or (d) is shown by the receiving Party to be in its possession at the time of disclosure and which was not acquired directly or indirectly under obligations of confidentiality to the disclosing Party.
In the event that only part of the Proprietary Information is demonstrated to be within the foregoing exceptions, the receiving Party may disclose only those parts and the remainder will be deemed to be Proprietary Information for the purposes of this Agreement.

CUSTOMER understands that Fermic participates in the development, manufacture, promotion, sale and commercialization of products for itself and for third parties, including products that may be competitive with Products. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall be construed as precluding Fermic at any time from engaging in such activities, subject, however, to Fermic’s compliance with the provisions of this Agreement with respect to disclosure and use of Proprietary Information.

8.5	The receiving Party shall be obligated to return forthwith, any Proprietary Information which is in its possession, including all copies and abstracts thereof, to the disclosing Party upon its written request or, at the receiving Party’s option, to destroy such Proprietary Information, provided that such destruction is confirmed in writing to the disclosing Party.

8.6	The obligations of confidentiality contained herein shall bind the parties for a period of five (5) years from the date of expiration or termination of this Agreement, but the expiration or termination of such confidentiality obligations shall not permit Fermic to use the Patents if the Patents have not expired.
ARTICLE IX
INFRINGEMENT INDEMNITY
9.1	CUSTOMER shall, at its own expense, defend, indemnify and hold harmless Fermic, its affiliates and their respective officers, directors and employees (each a “Fermic Indemnified Party” and collectively the “Fermic Indemnified Parties”) against and from any and all liabilities, damages, judgments, civil penalties, and expenses (including reasonable attorneys’ fees) which are incurred by or asserted against a Fermic Indemnified Party, directly or indirectly, in any claim, litigation or other proceeding brought or made by any party based upon or arising out of any actual or alleged infringement, misappropriation or violation of any patents, trade secrets or other intellectual property rights owned by others relating to the manufacture by Fermic of Product for CUSTOMER under this Agreement. The defense, settlement, adjustment or compromise of any claim or suit for which CUSTOMER becomes obligated under this indemnity shall be in the sole control of CUSTOMER. Fermic may, if it desires, employ counsel at its own expense.

9.2	Fermic shall, at its own expense, defend, indemnify and hold harmless the CUSTOMER, its affiliates and their respective officers, directors and employees (each a “Customer

Indemnified Party” and collectively the “Customer Indemnified Parties”) against and from any and all liabilities, damages, judgments, civil penalties, and expenses (including reasonable attorneys’ fees) which are incurred by or asserted against an Indemnified Party, directly or indirectly, in any claim, litigation or other proceeding brought or made by any party based upon or arising out of (a) any bodily injuries (including death) to any person, including, without limitation, the injury or death of Fermic’s employees and contractors, (b) damage to any property, including, without limitation, CUSTOMER’s Property, the Microorganism, and the Facility, (c) contamination of or adverse effects on the environment, including, without limitation, contamination of the Facility, or (d) any violation or alleged violation of statues, ordinances, orders, rules or regulations of any governmental entity or agency, and which is directly or indirectly, and to the extent that it is caused by, or arises out of any breach of any warranties by Fermic, or any negligent or willful act or omission of Fermic, its employees or contractors in the performance of this Agreement. The defense settlement or compromise of any claim or suit for which Fermic becomes obligated under this indemnity shall be in the sole control of Fermic. The CUSTOMER may, if it desires, employ counsel at its own expense.
9.3	Fermic acknowledges that it has been adequately warned by the CUSTOMER of the risks associated with handling, using, transporting, storing and disposing of the Raw Material, the Microorganism and the Product delivered under this Agreement, including, without limitation, those set forth in the CUSTOMER’s Material Safety Data Sheet for Product (“MSDS”) delivered by the CUSTOMER to Fermic, and that Fermic is familiar with the Raw Material, the Microorganism and the Product. Fermic further acknowledges its separate and independent knowledge of such risks, which are known in Fermic’s industry. Fermic shall maintain compliance with appropriate safe handling and use procedures and all safety and health-related governmental requirements concerning the Raw Material, the Microorganism and the Product and shall take such steps as are reasonable and practicable to inform its employees, agents, customers and other third parties associated with the Product, including handling, shipment, storage, use and disposal thereof. Such steps include, but are not limited to, dissemination of pertinent information contained in the MSDS, as appropriate.
ARTICLE X
WARRANTY; WARRANTY DISCLAIMER
10.1	Fermic warrants that all Raw Materials and Product (Fermentation Product and Separation Product) shall meet the applicable specifications attached to this Agreement. Fermic warrants that Raw Materials and Product (Fermentation Product and Separation Product) will at all times be free and clear of any liens.

10.2	EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, FERMIC EXPRESSLY DISCLAIMS ALL WARRANTIES, STATUTORY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WHETHER PRODUCTION OF PRODUCT AS CONTEMPLATED HEREIN WILL BE COMMERCIALLY VIABLE. EXCEPT AS

OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR LOSS OF BUSINESS, PROFITS, OR ANY OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. LIABILITY FOR DEFECTIVE PRODUCT OR FOR FAILURE TO DELIVER PRODUCT, UNLESS ATTRIBUTABLE TO ACTS OR OMISSIONS OF CUSTOMER, WILL BE LIMITED TO RETURN OF PRODUCT (FOR A FULL REFUND WHICH SHALL INCLUDE A REFUND OF A PORTION OF THE TOLLING FEE AS SET FORTH IN SECTION 4.3 AND SECTION 5.4) OR REPLACEMENT OF THE DEFECTIVE PRODUCT AT FERMIC’S EXPENSE.
ARTICLE XI
TAXES
11.1	All prices stated under this Agreement are exclusive of applicable sales, value added, use and similar governmental taxes and surcharges, which shall be the responsibility of CUSTOMER.

11.1	The CUSTOMER reserves its rights to claim U.S. Customs duty drawback, and Fermic acknowledges and consents to such reservation. Fermic will cooperate with the CUSTOMER in providing any information required by the CUSTOMER in order to obtain any tax refund or duty drawback with respect to any Raw Materials, Product or the Microorganism.
ARTICLE XII
TERM AND TERMINATION
12.1	The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated as set forth in this Agreement, shall terminate six (6) months after the separation process is operating in the amounts set forth in Schedule C (the “Initial Termination Date”) and will be extended automatically for successive one-year periods unless CUSTOMER or Fermic gives three (3) month prior written notice of termination to the other Party.

12.2	If Fermic is unable to manufacture Product at the Facility for any reason, including force majeure, for a period of more than three (3) months, and Fermic has not thereafter resumed manufacture of Product under this Agreement, CUSTOMER may terminate this Agreement, whereupon neither Party shall have any further obligation to the other except payment for amounts due the other as of the date of termination and obligations under those Articles and Sections of the Agreement that specifically survive its termination or expiration.

12.3	Either Party shall have the right (but not the obligation), by giving written notice to the other, to terminate this Agreement upon the happening of any of the following events:

12.3.1	The other Party defaults in the performance or observance of any agreement contained in this Agreement and such default is not cured within 60 days of notice thereof from the non-defaulting Party.

12.3.2	The other Party admits in writing its inability to pay its debts generally as they become due; files or consents to the filing against it of a petition under bankruptcy or any insolvency or similar law; appoints or consents to the appointment of a receiver of itself of all or a substantial part of its property; becomes subject to a court order under which all or a substantial part of its property is under the control and custody of a court; is subject to an involuntary filing against it of a petition under bankruptcy or other insolvency law; or is in a circumstance substantially similar in character to any of the above.
12.4	Notwithstanding anything else herein, the CUSTOMER shall have the right to immediately terminate this Agreement, without incurring any liability to Fermic, if, at CUSTOMER’S sole discretion, the CUSTOMER feels that the health and/or safety of its employees or contractors could be jeopardized in connection with travelling to or visiting the Facility.

12.5	Upon termination of this Agreement for any reason, each Party shall, upon request, promptly return or destroy all Proprietary Information of the other. Without limiting the foregoing, Fermic, at the Customer’s sole option, shall return or destroy any Microorganism. Each Party shall certify in writing to the other that it has fully complied with this Section 12.5.

12.6	The following Articles and Sections shall survive termination or expiration of this Agreement: Article VIII (Confidentiality), Article IX (Infringement Indemnity; Article X (Warranty; Warranty Disclaimer); Article XI (Taxes); Section 12.5 (return or destruction of Proprietary Information); Section 16.3 (independent contractor relationship); Section 16.6 (governing law); and Section 16.7 (dispute resolution).
ARTICLE XIII
RISK OF LOSS; INSURANCE
13.1	Fermic shall bear the risk of loss of Raw Materials (other than CUSTOMER supplied Microorganism), work in process and Product while the foregoing are stored at the Facility. As between Fermic and CUSTOMER, the risk of loss shall pass to CUSTOMER upon shipment of Product from the Facility.

13.2	Fermic shall maintain in continuous force insurance against loss of or damage to the Equipment (including any Customer Supplied Separation Equipment), the Facility, and all Raw Materials (including the Microorganism), work in process, and Product, in each case while stored at the Facility, from all casualty risks and all other risks usually insured against by persons operating a similar business. Without limiting the above, Fermic shall maintain the insurance coverages in the amounts set forth below from insurance carriers which are reasonably acceptable to the CUSTOMER.

13.2.1	Employer’s Liability:

Bodily Injury by Accident	$1,000,000 per accident
Bodily Injury by Disease	$1,000,000 policy limit
Bodily Injury by Disease	$1,000,000 each employee
13.2.2	Commercial General Liability insurance including coverage for Products/Completed Operations, and Contractual Liability:

Bodily Injury and Property Damage	$1,000,000 per occurrence
$2,000,000 annual aggregate
13.2.3	Umbrella Liability Insurance:

Umbrella Liability	$10,000,000 per occurrence
$10,000,000 annual aggregate
13.3	All policies described above shall be endorsed to provide that CUSTOMER is named as an additional insured. For the avoidance of doubt, with respect to claims with respect to the personal property of the CUSTOMER, the CUSTOMER shall not be able to recover a dollar amount under the above insurance policies that exceeds the replacement cost of such personal property. “Personal property: shall include, without limitation, raw materials paid for by the CUSTOMER, Customer Supplied Separation Equipment and Microorganism supplied by the CUSTOMER. In addition, all policies described above shall be endorsed to provide that the underwriters and insurance companies of Fermic shall not have any right of subrogation against CUSTOMER, its subsidiaries or affiliates, agents, employees, directors, officers, underwriters or insurers.

13.4	Fermic shall furnish certificates of insurance to CUSTOMER evidencing the insurance required hereunder. Each certificate shall provide that thirty (30) days’ prior written notice shall be given to CUSTOMER in the event of any cancellation, reduction in coverage under, or material change in the policy. In order to avoid delays in commencing work, certificates shall be provided to CUSTOMER promptly upon the execution of this Agreement. CUSTOMER shall have no responsibility for payment of deductibles or for payment of any premium.

13.5	In the event of any casualty loss to Customer Supplied Separation Equipment, Fermic hereby assigns to CUSTOMER the right to collect insurance proceeds up to the amount still owed by Fermic to CUSTOMER and CUSTOMER shall be the sole loss payee with respect to the proceeds for the Customer Supplied Separation Equipment.
ARTICLE XIV
FORCE MAJEURE
14.1	Except as specifically provided in Section 12.2, no failure or omission to carry out or to observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by one Party against the other, or be deemed to be a breach of this Agreement, if such failure or omission is caused by one or more of the following: war (whether or not declared and whether or not United States is a participant) or hostilities; acts of the public enemy or belligerents; sabotage; blockade, revolution, insurrection, riot or disorder; expropriation, requisition, confiscation or nationalization; embargoes; export or import restrictions or rationing or allocation, whether imposed by law, decree or regulation or by voluntary cooperation of industry at the instance or request of any governmental authority or organization owned or controlled by any government or person purporting to act therefore interference by, or restriction or onerous regulation imposed by, any governmental authority, to whose jurisdiction the Party is subject; act of God; fire; earthquake; storm; epidemics; quarantine; strikes, lockouts or other labor disturbances; explosion; breakage or accidents by fire or otherwise to transportation or distribution facilities or equipment; unavailability of Raw Materials; failure of the Facility to operate for any reason beyond the control of Fermic; shutdown of the Facility for prudent maintenance; or any other event, matter or thing wherever occurring, and whether or not of the same class or kind as those set forth above which, by the exercise of due diligence, the Party concerned is unable to overcome.
14.2	A Party affected by an actual or potential force majeure situation shall promptly notify the other Party of such situation.
ARTICLE XV
NON-COMPETITION
15.1	Fermic on its own behalf and on behalf of the affiliates it Controls (collectively, “Covenantors”) agrees that from the date of this Agreement until five (5) years after termination of this Agreement the Covenantors shall (a) not engage in any capacity whatsoever in the succinic acid business (whether as promoter, owner, officer, director, employee, partner, shareholder, member, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise) and (b) not have an interest in any corporation, partnership, joint venture or limited liability company (other than less than a ten (10%) percent interest in a publicly traded company) engaged in the succinic acid business.

15.2	If any Covenantor fails to keep and perform its covenants under Section 15.1, CUSTOMER shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which CUSTOMER may have. If any portion of Section 15.1 above shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of Section 15.1 hereof. If any court in which CUSTOMER seeks to have the provisions of this Non-Competition provision specifically enforced determines that the activities, time or geographical area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographical area and shall specifically enforce Section 15.1 for such reasonable activity, time and geographical area.

ARTICLE XVI
MISCELLANEOUS
16.1	Any notice to be given under this Agreement shall be in writing and delivered by a recognized overnight courier service, addressed as follows:
If to Fermic to it at:
Reforma No. 873
Col — San Nicolas Tolentino
C.P. 09850 Mexico D.F.
Attention: Alessandro Falzoni
Telephone: 5255-5037-0004
Facsimile: 5255-5656-1542
If to CUSTOMER to it at:
BioEnergy International, LLC
2 Batterymarch Park, Suite 301
Quincy, MA 02169-4801 USA
Attention: Alif Saleh, Director of Special Chemicals Business Unit
Telephone: +1 617-657-5219
Facsimile: +1 617-657-5210
16.2	Failure of either Party to insist upon strict observance of or compliance with all of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance in the future or compliance with the other terms hereof.

16.3	Except for the limited agency established in Section 5.1, this Agreement shall not be deemed to establish the relationship of principal and agent, master and servant or a partnership or joint venture of any kind between Fermic and CUSTOMER, and neither Party shall be liable for any act of or failure to act by the other Party except as expressly provided in this Agreement. Without in any way limiting the foregoing, Fermic will be responsible for any liability derived from the labor relationship with its employees and in no case nor under any circumstances shall CUSTOMER be considered a direct or substitute employer of Fermic or any of Fermic’s employees.

16.4	This Agreement constitutes the entire understanding and supersedes all prior agreements between the parties hereto with respect to the subject matter hereof. The provisions herein shall not be extended or modified except by written agreement between Fermic and CUSTOMER.

16.5	In the event that any provision of this Agreement shall be held to be unenforceable, invalid or otherwise indefinite, the balance of this Agreement shall continue in full force and effect, unless the severance of the portions held unenforceable would reasonably frustrate the commercial purposes of this Agreement, in which case, reasonable efforts will be made to reform this Agreement to achieve such commercial purposes.
16.6	This Agreement is written in the English language and shall be construed accordingly. This Agreement shall be performed, interpreted and enforced under the laws of the State of New York, regardless of the laws that might otherwise govern under any conflict of laws rules or provisions of the State of New York.

16.7	The parties will use their best efforts to resolve by negotiation any dispute, controversy or claim which may arise in connection with this Agreement. In the event the parties cannot directly resolve such dispute, controversy or claim, the parties agree to be bound by arbitration to occur in New York, New York. The arbitration is to be conducted in English by a single arbitrator acceptable to both parties in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration decision shall be binding and final and the local courts, except to enforce such arbitration award, shall have no jurisdiction over this matter.

16.8	This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties.

16.9	Each Party represents to the other that the person signing below on its behalf is legally authorized and empowered to do so under applicable law and that, upon signature by such individual on behalf of such Party, this Agreement and any amendments hereto shall be binding upon and enforceable against it in accordance with its terms.

16.10	This Agreement may be executed and/or delivered by facsimile and in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF the parties have caused this instrument to be executed in duplicate as of the year and day first above written.

BIOENERGY INTERNATIONAL, LLC		FERMIC SA DE CV

Signature:	/s/ Cenan Ozmeral	Signature:	/s/ Alessandro Falzoni

Name:	Cenan Ozmeral	Name:	Alessandro Falzoni
Title:	General Manager & Senior Vice President	Title:	Chief Executive Officer

SCHEDULE A
Developmental Start-Up Phase
During the developmental start-up phase, the CUSTOMER anticipates performing eight (8) 500 liter batch runs, eight (8) 5,000 liter batch runs and one (1) 50,000 liter batch run.
Cost Per Batch Run

500 liters	=	US$6,000
5,000 liters	=	US$12,500
50,000 liters	=	US$25,000
The cost per batch run includes all inoculation, seeding, sterilization, cleaning, sampling and process control needed to produce the Fermentation Product.

A-1

SCHEDULE B
Fermentation Product
At the end of the Development Start-Up, CUSTOMER and Fermic will meet to set production specifications, amounts of Raw Materials and Microorganism needed to produce the Fermentation Product, yield, fermentation time and final Fermentation Product concentration in fermentor After having set the specification, Fermic will be responsible to maintain such specification, which will be calculated after each fermentation run. Notwithstanding the above, the CUSTOMER will be responsible for demonstrating the parameters described above during the Developmental Start-Up phase and Fermic will not be required during the Fermentation Process to produce amounts which exceed the parameters produced by Customer during the Developmental Start-Up phase. Upon development of the above parameters, such parameters shall be incorporated by reference into this Agreement.
Production of Fermentation Product will be conducted in a 50,000 L fermentor. CUSTOMER anticipates 5 batch fermentation runs to produce the target amount of Fermentation Product.
Cost per batch run:
50,000L=$25,000
The cost per batch run includes all inoculation, seeding, sterilization, cleaning, sampling and process control needed to produce the Fermentation Product.

B-1

SCHEDULE C
Separation Product
At the end of the development start-up process for the separation process, CUSTOMER and Fermic will meet to set production specifications, amounts of Raw Materials and Fermentation Product, yield, separation time and final product specification. After having set the production and product parameters, Fermic will be responsible to maintain such parameters, which will be calculated after each separation run.
Upon development of the above parameters, such parameters shall be incorporated by reference into this Agreement.

C-1

SCHEDULE D
Raw Materials
Before the development start up phase is initiated, CUSTOMER will specify the type of Raw Materials are required for producing the Fermentation Product and the specification and quality required. Fermic will be responsible for maintaining such Raw Material specifications and quality.
Before the fermentation process phase is initiated, CUSTOMER will specify the type of Raw Materials are required for producing the Fermentation Product and the specification and quality required. Fermic will be responsible for maintaining such Raw Material specifications and quality.
Before the separation process phase is initiated, CUSTOMER will specify the type of Raw Materials are required for producing the Fermentation Product and the specification and quality required. Fermic will be responsible for maintaining such Raw Material specifications and quality.

D-1

EXECUTION VERSION (Effective December 18, 2009)
FIRST AMENDMENT TO
TOLL MANUFACTURING AGREEMENT
     This First Amendment to Toll Manufacturing Agreement dated effective as of December 18, 2009 (this “Amendment”), is by and among Myriant Technologies, LLC, a Delaware limited liability company (“CUSTOMER”), and Fermic SA de CV (“Fermic”). CUSTOMER and Fermic shall be separately referred to hereafter as a “Party” and collectively referred to as “Parties.”
RECITALS
     WHEREAS, BioEnergy International, LLC (“BioEnergy”) and Fermic entered into a Toll Manufacturing Agreement dated as of May 18, 2009 (the “Agreement”);
     WHEREAS, BioEnergy assigned the Agreement, with Fermic’s prior consent, to the CUSTOMER pursuant to an Assignment Agreement dated July 16, 2009; and
     WHEREAS, the Parties desire to amend certain terms of the Agreement and therefore enter into this Amendment in order to amend such terms.
     NOW THEREFORE, BE IT RESOLVED that the Parties agree that the Agreement shall be amended as follows, with effect as of the signature of this Amendment by both Parties:
AGREEMENT
I.	Definitions. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Agreement.

II.	Amendment and Agreement.
1.	CUSTOMER and Fermic acknowledge that, except as set forth in the remainder of this Section 1, all equipment costs, costs of structural changes, labor costs and other costs, fees or expenses (including, without limitation, the costs, fees and expenses incurred by Fermic in connection with Fermic’s performance of its responsibilities set forth in Section 6 and Section 8 of this Amendment and the payment of all utility costs required to produce the Fermentation Product and/or Separation Product) which the CUSTOMER could potentially owe to Fermic in the Agreement and this Amendment are included in the Payment (as defined below). The only amounts that CUSTOMER will pay to Fermic under the Agreement or this Amendment in excess of the Payment will be (a) amounts required to reimburse Fermic for the Raw Materials in accordance with the terms set forth in Section 6.1 of the Agreement, (b) amounts required to reimburse Fermic (if not paid directly by CUSTOMER) for the actual, reasonable, documented cost of any electrical or insulation materials required by

CUSTOMER to be installed by Fermic with the ECC Unit (as described in Section 8 below); (c) amounts required to reimburse Fermic (if not paid directly by CUSTOMER) for the actual, reasonable, documented costs (including applicable import duties) reasonably required to be incurred in order to effect the importation into Mexico of any materials or equipment required by CUSTOMER under the Agreement; and (d) amounts required to reimburse Fermic (if not paid directly by CUSTOMER) for the actual, reasonable, documented cost of shipping (including the cost of any packaging materials or totes) any materials or equipment required by CUSTOMER under the Agreement.
2.	Schedules B, C and D of the Agreement shall be deleted in their entirety and replaced with Schedules B, C and D attached to this Amendment. In addition, Schedules E and F attached to, and referenced in Section 6 of, this Amendment shall be added to and made a part of the Agreement.

3.	The first sentence of Section 4.3 of the Agreement shall be deleted. All references to “Fermentation Tolling Fee” in such section shall also be changed to “Payment.”

4.	The text of Section 5.3 of the Agreement shall be deleted and replaced with the following: “Intentionally omitted.”

5.	The first two sentences in Section 5.4 of the Agreement shall be deleted. All references to “Separation Tolling Fee” in such section shall also be changed to “Payment.”

6.	Following the completion of sufficient runs during the Developmental Startup Phase (defined in Schedule A of the original Agreement) to give the CUSTOMER, in its reasonable discretion, sufficient confidence to have batches run effectively at a larger scale, the Parties agree that Fermic will run a number of batches that would be sufficient to manufacture an aggregate volume of 500,000 liters of Fermentation Product accounted for in a manner consistent with the Fermenting Equipment operating at its name-plate volumetric capacity for each such batch (“Nominal Volume”). Of the 500,000l total volume:
(a)	Fermic will produce and further process a minimum of 250,000 liters of the Fermentation Product into an intermediate liquid Separation Product and then into a dry, crystalline Final Product (as defined in Schedule C) in Customer Supplied Equipment (as defined in Section II.8).

(b)	For the remainder of the 250,000 liters of Fermentation Product that will be produced (out of the 500,000l total), it will be shipped offsite for processing after standard solids removal processing has occurred.

(c)	These volumes of materials will be generated during the fermentation process and the above described work shall be collectively referred to as the “Work”. If, after the Developmental Start-Up phase has ended and the regular fermentation process has started, the CUSTOMER identifies changes to the operating protocols (including changes to substrate or media composition) that are substantial enough that the CUSTOMER requests further Development Startup Phase runs, these shall be conducted by Fermic as long as they fall within the parameters defined in Schedule A as to the number of runs, and the fee and shall be scheduled as per the protocol for run scheduling defined in Schedule E.
7.	The protocol for scheduling production of Fermentation Product and its subsequent processing is attached hereto as Schedule E. Notwithstanding anything set forth in Schedule E, the CUSTOMER shall have the right to make alterations to the schedule and such alterations shall not permit Fermic to increase the payments owed by the CUSTOMER to Fermic or for Fermic to make any other claim under the Agreement against the CUSTOMER. In the event that the CUSTOMER, in its sole discretion, decides to cancel the production of any or all of the Fermentation Product, then the Payment for the Work will be reduced (prorated) or refunded to the CUSTOMER based upon the amount of US$20,000 for each 50,000 liters of Fermentation Product cancelled by CUSTOMER. Notwithstanding the above, as a result of cancelling the production of Fermentation Product as described above, the Payment shall not be reduced by more than US$100,000.

8.	Two GEA filtration units (GEA units), one skid mounted Simulated Moving Bed Chromatography product separation unit (SMB Unit) and an Evaporation and Crystallization System (ECC Unit) (each as defined below)) shall be provided by or on behalf of the CUSTOMER and installed by Fermic in accordance with Section 10. For purposes of this Amendment, the GEA units (2), SMB Unit, and ECC Unit will be considered “Customer Supplied Equipment.” The GEA filtration units (2), SMB Unit and ECC Unit will be promptly returned to the CUSTOMER or CUSTOMER’s representative upon completion of the Work. The cost and responsibility to disconnect, clean and prepare the GEA units (2), SMB Unit, and ECC Unit for transportation shall be the sole responsibility of Fermic.

9.	If during the fermentation process the CUSTOMER identifies further additional equipment that may be required as a result of process developments or process changes, the CUSTOMER may with the agreement of Fermic bring such equipment to the site as an additional component of the Customer Supplied Equipment used to produce Final Product. Fermic shall invoice CUSTOMER for such installation at Fermic’s actual cost (without any overhead charges or other administrative or similar charges) via normal invoicing practices.

10.	Fermic shall be responsible for obtaining all equipment to achieve the functionality as shown on the agreed upon two (2) Process Flow Diagrams included as Schedule F, with the exception of the Customer Supplied Equipment (the GEA units (2), SMB Unit, and ECC Unit). Fermic shall be responsible for installing all equipment not within the Customer Supplied Equipment skids, connecting the Customer Supplied Equipment within the skids to the remainder of the facility, and maintaining all the equipment necessary to produce Fermentation Product, Separation Product, and Final Product.
11.	Notwithstanding anything to the contrary in the original text of the Agreement but subject to the last sentence of Section 1 of this Amendment, CUSTOMER has agreed, as sole payment for the Work and the return of the Customer Supplied Equipment, to pay Fermic One Million Dollars (US$1,000,000)(the “Payment”). Invoices shall state that Payment is to be made to Fermic International Ltd., and Fermic agrees that the Payment shall be made by CUSTOMER to such entity and not Fermic. The Payment shall be made as follows:
(a)	Upon execution of this Amendment, the CUSTOMER shall pay, within three (3) business days, Fermic One Hundred Twenty Five Thousand Dollars (US$125,000).

(b)	Upon completion of the first successful 20,000 liters batch of Fermentation Product, the CUSTOMER shall pay, within thirty (30) days, Fermic One Hundred Twenty Five Thousand Dollars (US$125,000).

(c)	Upon completion of the first 1000 liters of Fermentation Product produced in Fermic’s fermentation equipment and processed through the SMB Unit (commissioning step), the CUSTOMER shall pay, within thirty (30) days, Fermic One Hundred Fifty Thousand Dollars (US$150,000).

(d)	Upon completion of processing 1000 liters of Separation Product in the ECC Unit (evaporation and drying unit commissioning), the CUSTOMER shall pay, within thirty (30) days, Fermic One Hundred Thousand Dollars (US$100,000).

(e)	Upon completion of the first 1000kg of on specification Final Product in crystal form from the evaporator and crystal skid, the CUSTOMER shall pay, within thirty (30) days, Fermic Two Hundred Thousand Dollars (US$200,000).

(f)	Upon completion of 50% of the contract production quantity (“contract production quantity” defined as 250,000 liters of Fermentation Product processed through the Customer Supplied Equipment to Final Product on a Nominal Volume basis (as defined in Section II.6), the CUSTOMER shall pay, within thirty (30) days, Fermic One Hundred Fifty Thousand Dollars (US$150,000).

(g)	Upon (1) production of 500,000 total liters of Fermentation Product, (2) completion of processing of 250,000 of such Fermentation Product through the Customer Supplied Equipment to Final Product on a Nominal Volume basis as defined in Section II.6, and (3) the return to CUSTOMER of all Customer Supplied Equipment, the CUSTOMER shall pay, within thirty (30) days, Fermic One Hundred Fifty Thousand Dollars (US$150,000).

12.	The phrase “in the amounts set forth in Schedule C” shall be deleted from Section 12.1 of the Agreement.
III.	Agreement Otherwise Unchanged. Except as provided in this Amendment, the Agreement remains unchanged and in full force and effect, and each reference to the “Agreement” and words of similar import in the Agreement, refer to the “Agreement” as amended by this Amendment.

IV.	Miscellaneous. The Parties may execute this Amendment in counterparts and by electronic transmission. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY CONFLICT OF LAWS RULES OR PROVISIONS OF THE STATE OF NEW YORK.
The remainder of this page has intentionally been left blank.

IN WITNESS WHEREOF, this First Amendment to the Toll Manufacturing Agreement is to be effective as of the date first written above.

MYRIANT TECHNOLOGIES, LLC	FERMIC SA DE CV

/s/ Cenan Ozmeral	/s/ Alessandro Falzoni

Name: Cenan Ozmeral	Name: Alessandro Falzoni
Title: Senior Vice President	Title: Chief Executive Officer
Signature Page to First Amendment to Toll Manufacturing Agreement

SCHEDULE B
Fermentation Product Production Operations
Within a reasonable period of time following CUSTOMER’s notification to Fermic in accordance with Section 3.4 that CUSTOMER is ready to begin production of Fermentation Product, CUSTOMER and Fermic will meet to set production specifications, amounts of Raw Materials and Microorganism needed to produce the Fermentation Product, yield, fermentation time and final Fermentation Product concentration in the fermentor. These specifications will be communicated by the transmittal of fermentation protocols, and may be adjusted by CUSTOMER prior to any specific runs including variations in feed materials, process conditions, or final processing steps. Runs subsequent to the Development Start-Up period will be considered part of and tracked as part of the fermentation process for purposes of determining whether the contract production quantity (as defined in Section II.11 of this Amendment) and other production requirements set forth in the Agreement, as amended, have been achieved.
After having received the specification and agreed to the operating protocol, Fermic will be responsible to maintain such process operations specifications, which will be confirmed in writing by Fermic after each fermentation run. Notwithstanding the above, the CUSTOMER will be responsible for demonstrating the parameters described above during any Developmental Start-Up phase run and Fermic will not be required following the Developmental Start-Up phase to produce amounts of succinic acid product concentration which exceed the parameters produced by CUSTOMER during the Developmental Start-Up phase.
As noted in Section II.6 of this Amendment, the CUSTOMER may run additional Development Start-Up phase runs at the sizes and number of runs identified in Schedule A if significant changes are identified in the operating protocols as a result of process development work, feedstock or media modifications, or other CUSTOMER or Fermic identified reasons.
The Parties agree that Fermic will run a number of batches that would be sufficient to manufacture an aggregate volume of 500,000 liters of Fermentation Product if the Fermenting Equipment were operating at name-plate capacity for each such batch. Production of Fermentation Product will be conducted in either 50,000 L or 20,000 L batches, as agreed by CUSTOMER and Fermic, but CUSTOMER reserves the right to require at least 3 successful 50,000 L batches at the CUSTOMER’s discretion.
Tracking of volumes of Fermentation Product, and the processing of Fermentation Product into Separation Product and Final Product will be done after each run in a summary manner as per the Table below.

B-1

Summary Table for Tracking of Fermentation Runs, and Disposition of Fermentation Product

				Cumulative
				Production
				Fermentation
		Fermentation		Product	Fermentation
		Batch / Run		produced (for	Product
		Nominal		purposes of	processed to
Run ID	Run Date	Volume	Run Type	agreement)	Final Product
500D-1	Sept, 2009	500	Developmental	—	—
500D-1	Sept, 2009	500	Developmental	—	—
50,000D-1	November, 2009	50,000l	Developmental	—	—
20,000A-1	12/3/2009	20,000l	Production	20,000	—
Contractually Agree Upon Value		20,000l or 50,000l	Production	500,000l	250,000l
This table has been populated, purely for example purposes, with a representation of the runs that have been completed as of December 9, 2009.
Approval and inclusion of runs in the required total shall be dependent upon agreement and approval by CUSTOMER that the run was conducted as per CUSTOMER’s protocol and guidance, in properly configured, functioning, and adequate process equipment. Disputes as to whether a run meets the acceptable requirements of a successful run shall be resolved within two weeks (14 calendar days) of any run completion.

B-2

SCHEDULE C
Separation Product and Final Product
Subsequent to production, Fermentation Product will be processed at the Fermic site in Customer Supplied Equipment (as well as Fermic equipment) for cell removal and pH adjustment as indicated in Schedule F, and then processed through the SMB Unit (or any substantively equivalent unit which separates the succinic acid from the fermentation broth that may be brought to Fermic as Customer Supplied Equipment at a later date). The succinic acid rich broth stream from the SMB Unit is considered the Separation Product for the purposes of this Agreement; the second stream from the SMB Unit is rich in ammonium sulfate and is considered the Ammonium Sulfate coproduct stream. For purposes of this Agreement, “Final Product” shall mean the crystal produced in the evaporation and crystallization skid when processed further in Fermic’s dryer.
The CUSTOMER will ensure that Fermic is provided with all training and operating documentation to effectively operate Customer Supplied Equipment, and will provide direction and operating protocols for this equipment during the equipment commissioning period. After having commissioned the equipment to achieve the production and product parameters, Fermic will be responsible to maintain such parameters as per CUSTOMER’s direction and operating protocols, which may be adjusted by CUSTOMER for each separation run.
Approval and inclusion of processing runs in the required total of Separation Product and Final Product shall be dependent upon agreement and approval by CUSTOMER that the run was conducted as per CUSTOMER’s protocol and guidance, in properly configured, functioning, and adequate process equipment. CUSTOMER and Fermic shall use commercially reasonable efforts to resolve any disputes as to whether a run meets the acceptable requirements of a successful run within two weeks (14 calendar days) of any run completion.
The specifications and operating parameters for Separation Product and Final Product will be established by CUSTOMER prior to each applicable run.

C-1

SCHEDULE D
Raw Materials, Chemicals and Supplies
CUSTOMER will specify and/or approve in writing the type of Raw Materials, chemicals and supplies required for producing the Fermentation Product and the specification and quality required. Fermic will be responsible for maintaining such Raw Material, chemicals and supplies specifications and quality.
Before the fermentation process phase is initiated, CUSTOMER will specify in writing the type of Raw Materials, chemicals and supplies required for producing the Separation Product and the specification and quality required. Fermic will be responsible for maintaining the specifications and quality of such Raw Materials, chemicals and supplies.
Before the product separation process is initiated, CUSTOMER will specify in writing the type of Raw Materials, chemicals and supplies required for producing the Final Product and the specification and quality required. Fermic will be responsible for maintaining the specifications and quality of such Raw Materials, chemicals and supplies.

D-1

SCHEDULE E
Schedule Protocol
At all times during the term of the Agreement, Fermic shall produce and maintain a supply and inventory of Fermentation Product available for processing in the Customer Supplied Equipment to produce Separation Product and Final Product, until the total volumes identified in this Agreement have been achieved. In case there is reasonable cause for exception to this requirement (such as a shutdown period at the plant), CUSTOMER shall be notified 7 days in advance and shall not unreasonably withhold its approval for the inventory reduction.
The inventory shall be maintained by notifying the CUSTOMER when the existing site inventory reaches 10,000l or less and by starting a new fermentation run no later than when the Fermentation Product available has reached 6000l. These levels are set such that a new Fermentation Product run can be started in sufficient time such that the inventory is never depleted at the identified operating rate of the SMB Unit (80 liters per hour) unless approved by CUSTOMER.
Additionally, upon reasonable advance written notice (2 weeks or 14 calendar days) from CUSTOMER, Fermic shall produce additional runs of at least 20,000 liters of Fermentation Product, for shipping offsite by the CUSTOMER after processing of the Fermentation Product is completed up to 500,000 liters of Fermentation Product in the aggregate.
The two week advance notice period also applies to any requested developmental runs required during the fermentation process following the date of CUSTOMER’s delivery of its notice in accordance with Section 3.4 that it is ready to begin production of Fermentation Product, notwithstanding any physical modifications required to the developmental equipment that would require a timeframe exceeding two weeks. All such exceptions are to be identified in writing to the CUSTOMER, and CUSTOMER and Fermic shall use commercially reasonable efforts to agree upon such physical modifications and to set a firm schedule date for operations no later than two weeks after any required components arrive onsite.
A four week forward schedule of planned Fermentation Product runs will be maintained by Fermic, and CUSTOMER will approve or disapprove (in its reasonable discretion) of such schedule on a weekly basis during regular Tuesday production meetings (onsite or via teleconference).

E-1

SCHEDULE F
Fermentation Product Separation and Final Product Production Equipment Configuration
As shown in the attached Process Flow Diagrams, Fermic is to install the Customer Supplied Equipment to achieve the functional piping and process requirements indicated by these drawings. In the event that process requirements are identified that additional equipment to be brought to the site, installed and operated by Fermic, updated PFDs will be prepared for CUSTOMER’s approval, and installation costs with no additional charges will be identified, documented and passed through to the CUSTOMER for payment in the form of an invoice by FERMIC.
[DIAGRAMS TO BE ATTACHED]

F-1

Attachment F Scope of Work – Pilot Plant
PFD 1

MYRIANT TECHNOLOGIES

TRUCK
TRUCK
Issue for Detail
For internal discussion
Purpose
AC
Date
Sign
Myriant Technologies
Issue for Detail
For internal discussion
Uhde

Attachment F Scope of Work – Pilot Plant
PFD 2

Myrlant
Technologies
Uhde